Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES TO CLOSE STOWE WOODWARD PLANT IN NORTH AMERICA

RALEIGH, N.C., June 28, 2010—Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it will implement a reorganization and consolidation that will result in the closing of its Stowe Woodward, North Bay, Ontario facility. It is expected that production will cease at this location by August 20, 2010. Stowe Woodward is a recognized leader in roll technology in the papermaking industry.

“The paper industry has been contracting in North America over the last several years. Many paper machines have been permanently shut down across North America” said Dave Pretty, President, Xerium North America and Europe, PMC. “The demand for our products has been significantly affected by these events. As a result, we are adjusting the way we do business and consolidating our roll cover operations in North America. By taking this action we can strengthen our focus on our customers’ needs and continue to offer them the newest roll covering, bowed roll and mechanical service technology in the industry.”

Stowe Woodward will maintain its leadership position in the North American paper industry with state of the art facilities strategically located in Kelso, Washington, Neenah, Wisconsin, Middletown, Virginia, Charlotte, North Carolina, Griffin, Georgia, Ruston, Louisiana, Concord, New Hampshire and Queretaro, Mexico.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our actual costs and cost savings may vary from our expectations due to inefficiencies in production, lost sales resulting from shifting production to other facilities, or other factors; (2) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; and (3) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2009, and our subsequent filings with the Securities and Exchange Commission (SEC). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. We encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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